Exhibit 99.1

Conference call operator opens call:  Good day and welcome everyone to CRA International’s third-quarter fiscal 2008 conference call.  Today’s call is being recorded.  You may listen to the webcast on CRA’s website located at www.crai.com.  In addition, today’s news release is posted on the site for those of you who did not receive it by e-mail.

With us today are CRA’s President and Chief Executive Officer, Mr. Jim Burrows and Executive Vice President and Chief Financial Officer, Mr. Wayne Mackie.

At this time for opening remarks and introductions, I would like to turn the call to Mr. Mackie.  Please go ahead, sir.

WAYNE MACKIE:

Thank you, [operator].  Statements made during this conference call concerning the future business, operating results, estimated cost savings, and financial condition of the Company and statements using the terms “anticipates,” “believes,” “expects,” “should,” or similar expressions, are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company are included in the Company’s filings with the Securities and Exchange Commission and in today’s news release, which is posted on the Company’s website.  The Company cannot guarantee any future results, levels of activity, performance or achievement.  The Company undertakes no obligation to update any of its forward-looking statements after the date of this call.

Jim…

JIM BURROWS:

Thanks, Wayne, and thank you everyone for joining us today.

First, I would encourage everyone to refer to today’s news release for a full reconciliation of GAAP net income and earnings per share, to non-GAAP net income and earnings per share.

As outlined in today’s news release, total revenue for the fiscal third quarter of 2008, the sixteen week period ended August 29, 2008, was $111.2 million, a decline of 11% from the third quarter of 2007.  After what was a promising second quarter during which we rebounded from a slow start to the year, we were very disappointed with this decline.

The year-over-year decline in revenue resulted from several factors, including the effects of discontinuing lines of business in Australia and New Zealand that we announced in Q2; the revenues in Q3 of 2007 of these lines of business were approximately $4.6 million.  Revenues of the General Industrial Consulting practice (formerly Chemicals and Petroleum) declined by approximately $1.8 million as a result of the ongoing effect of the decline in revenues from our large Saudi Arabian contracts that occurred during Q1.  In addition to these factors, we experienced revenue declines in U.S. finance litigation, as a result of the completion of some large projects and a significant slowing of activity in some of our largest cases as clients tried to conserve costs during this current period of economic uncertainty.  In the latter case, the revenues are likely postponed, not lost.  We expect that the continuing turmoil in the financial markets will lead to significant demand for our services in the coming years.

Our utilization in the quarter was 71 percent, which is down from Q2.

Looking at our consultant headcount, we ended the quarter with 692 consultants, compared with 682 as of Q2 2008.  Our current breakdown is 246 junior employee consultants and 446 senior employee consultants compared to a Q2 breakdown of 208 junior employee consultants and 474 senior employee consultants.  The shift to a higher ratio of junior staff is reflective of the summer seasonality within our junior ranks as it is the prime hiring season following the academic year.

Turning to our performance by platforms…

Our Litigation and Applied Economics (LAE) platform revenue was down more than 10% for the quarter.  For the year-to-date period, revenue was up nearly 5%.   More than half the decline in Q3 revenue was attributed to the divestiture of our underperforming Competition practice in Australia that we reported last quarter.  Other factors that adversely affected LAE was a drop off in business in North America as a couple of large matters — the XM-Sirius and Miller/Coors merger projects — came to a close early in the quarter and were not replaced during the summer vacation cycle.

Our IP practice had a mixed quarter.  Utilization increased slightly but headcount was down.   In FY 2008, a group of patent infringement cases peaked in Q2 and then many settled in Q3, causing the short-term drop off in revenue.  We are currently experiencing a second wave of patent cases that are expected to go to trial in 2009 if they do not settle.

The Transfer Pricing practice had a good quarter driven by significant work in the industrial, pharmaceutical, and technology sectors, including several major global restructuring and planning projects.  In addition, we are supporting several active litigations and government negotiations such as Advance Pricing Agreements.

The Labor and Employment Practice continues to exceed revenue expectations through its work on a variety of wage and hour collective actions and traditional EEO litigation.  In addition, the practice has expanded its offerings through agreements with consultants from leading academic institutions.

Revenue from the Finance Platform was down more than 30% from Q3 of a year ago, adversely affected by the conclusion or reduction in scale of a couple of major projects during Q3.   We continue to work on major securities litigation projects assisting clients in damage assessments, valuation and solvency analysis, and advising clients on fair lending/compliance and credit risk management.

In several of our largest matters, the clients are putting work on hold and attempting to control costs during a very uncertain economic climate. This may result in an increase in revenues in later quarters, as the work will eventually have to be done, unless the cases are settled.

Our forensics practice in London was also down this quarter.  Several large assignments concluded and new projects were slow in starting. The pipeline of work in this area is currently promising and we expect revenue to increase in the coming

quarters.   We have been hired in a number of cases involving warranty claims in acquisitions.  Our presence in the international arbitration market remains strong, with some notable new appointments.

Within Business Consulting, we experienced modest year-over-year growth in Q3 led by Life Sciences, as well as some of our smaller practices including Metals.  Our revenue in our Energy & Environment practice was flat.

Net revenues of the General Industrial Consulting Practice or GIC (formerly Chemicals & Petroleum) were below the year-earlier period by $1.8 million as a result of the decline in business in the Middle East.   GIC revenues in the Middle East and Europe have continued to recover from the low level in Q1 that resulted from the interruption in revenues from our Saudi industrialization work.  We have been encouraged by the return to growth in the Middle East, which is being driven since Q1 by new clients. The pipeline has been increasing.  We have a number of sizeable proposals to the Saudi client, and we feel we are well positioned to receive new contracts that would allow us to start generating revenues by Q1 of next year. In addition, we have recently won some major industrial consulting assignments in Europe.

In a significant development, we announced in our press release today that we have signed two new contracts with the Federal Electricity and Water Authority (FEWA) of the United Arab Emirates.  The contract values are expected to total more than $9 million and we anticipate the work to be performed over the next 18-

months.  This work is a follow-on assignment related to work that was initiated with FEWA late last year.

Our Life Science practice continued to show an increase in performance from involvement in at least five on-going new product launches, global interest in new pricing paradigms for pharmaceutical products and US-based work on the challenges posed by specialty pharmaceuticals. With respect to litigation assignments, the practice is engaged on numerous national and global matters regarding pharmaceutical pricing, off-label prescribing and development agreement disputes.

CRA’s international business during the quarter represented 21% of total revenue.  This is down from 26% of total revenue in Q3 of 2007, and 23% for Q2 of this year.  A decrease was expected based on the impact of the divestitures we made in Australia and New Zealand during the second quarter, as well as the exit from certain forensic practices during the first quarter.

Turning to our bottom-line results…as we highlighted in today’s news release, our ongoing strategic cost-cutting initiatives have been effective, cushioning some of the impact from our weaker revenue performance.  Given all the variables we encountered this quarter, we are encouraged by the results of our expense initiatives.  They were designed to lower SG&A and better balance the size of our workforce and resources with the demands of the markets in which we operate.

We reported net income for the third quarter of fiscal 2008 of $4.2 million, or $0.39 per diluted share.  GAAP net income in the third quarter of fiscal 2008 included a $672,000 foreign currency exchange gain related to the “substantial liquidation” of the Company’s New Zealand-based operations.  Excluding the foreign currency exchange gain, non-GAAP net income for the third quarter of fiscal 2008 was $3.5 million, or $0.32 per diluted share.  This compares with net income for Q3 2007 of $8.6 million, or and EPS of $0.72.

We will continue to pursue cost reduction initiatives and closely monitor the profitability of our various lines of business.

Before turning the call over to Wayne, I would like to talk about some of the work we did for clients in Q3.  CRA continued to participate in a number of significant engagements and noteworthy projects.

In terms of notable Q3 projects in Competition, CRA was retained by:

•                  Sirius and XM in connection with their merger.

•                  the National Football League, its member clubs, and NFL Properties to perform economic analysis of the antitrust lawsuit brought by American Needle against the NFL and its co-defendant, Reebok International.

•                  The Department of Justice in its lawsuit against the National Association of Realtors (NAR), challenging a set of NAR policies that hindered competition among brokers.

In Europe, CRA teams advised:

•                  Pernod Ricard, a French wine and spirits company, in its acquisition of a Swedish alcohol producer.

•                  Hexion Specialty Chemicals Inc. in its acquisition of Huntsman Corporation, and

•                  Procter & Gamble, in its defense of allegations of anticompetitive behavior in the supply of a drug that’s used to treat Colitis and Crohn’s disease.

With respect to IP litigation activity in Q3, CRA was retained by:

•                  Sit-up, Ltd., a UK interactive video content distributor, in litigation against IAC/Interactive and Home Shopping Network, for breach of contract and unfair competition in the misappropriation of a new televised auction format, and

•                  InterDigital Communications in a trial at the U.S. International Trade Commission against Samsung concerning the interpretation of fair, reasonable and non-discriminatory royalties;

Turning to our Business Consulting platform…

Energy & Environment work in Q3 consisted of a diverse mix of projects including:

•                  Consulting for a number of companies that are investing in new electric transmission lines, such as New York Regional Interconnect, Wyoming Colorado Intertie and trans-Elect Texas (on behalf of AES) and Kelson Texas.

•                  Providing similar consulting support to confidential investors looking to develop transmission in conjunction with off-shore wind development and for a European entity looking to enter these same markets in the U.S.

•                  Designing and conducting successful auctions for Trans-Elect Development Company LLC, RWE AG and New Zealand’s Fonterra Co-Operative Group Limited;

•                  Supporting Shaw Communications in bidding on and winning spectrum licenses at favorable prices in Canada’s Advanced Wireless Services spectrum auction;

•                  Working with the New York City Economic Development Corporation to develop a master energy infrastructure plan;

•                  Advising energy companies in connection with the financial implications of climate change policies on operations

In Asia, E&E’s business in Q3 continued to grow with new projects and on-going work in Singapore , Hong Kong, the Philippines, and Malaysia.  Looking ahead to Q4, E&E is working on new projects in Korea and Thailand.

Our Global Industrial Consulting practice had several significant ongoing corporate strategy and associated implementation engagements.  We leveraged our investments in performance improvement staff capabilities with several assignments related to technology strategy, post merger integration, strategic sourcing and asset network optimization.  In EME, we continued to make steady progress with the award of several major engagements including advising a client on various aspects of their proposed Coal-to-Liquids plant.

With respect to Finance projects this quarter, CRA’s work included:

•                  An assignment for a client in Southeast Asia calculating damages and lost profits relating to the termination of a distribution agreement with a US manufacturer., and

•                  An assignment to develop and implement a plan to distribute payments to millions of affected shareholders resulting from the settlement of an SEC securities matter.

With that, I will now turn the call over to Wayne for his financial review.   Wayne…

WAYNE MACKIE

Thanks, Jim.  Let me remind everyone that CRA’s fiscal year typically operates on 13 four-week cycles, producing unequal quarters in terms of length.  Q1, Q2 and Q4 are typically 12 weeks in length, while the third quarter we just completed is a 16-week quarter.

Briefly recapping our Q3 results, revenue declined 11 percent to $111.2 million, compared with $124.3 million for the third quarter of fiscal ‘07.  For a true apples-to-apples comparison, I should point out that the divested assets in CRA’s Australia and New Zealand practices, which took place in Q2 of this year, accounted for approximately $4.6 million of revenue in the third quarter of fiscal 2007, and that reimbursable expenses, which generally have no margin, declined $3.5 million from the year-earlier period.  On a percentage basis, reimbursables dropped to 12.1% of revenue compared with 13.7% of revenue in Q3 ‘07.

Third-quarter gross margin was 33.8 percent.  This compares with gross margin of 37.9 percent in the third quarter of 2007.  The decrease in gross margin percentage is attributable to the $13 million decline in revenue and includes the effect of $4.2 million of incentive bonus that was accrued as an additional retention incentive for key employee consultants. This additional accrual was a direct result of the losses in the Middle East, Europe, and, to a lesser degree, our Asia Pacific region, as it was necessary to offset some of the effects on the bonus pool for consultants in profitable areas of the company, specifically our North American consultants.  We are, in effect, making a major investment in Europe and the Middle East, which we continue to believe will return substantial benefits to shareholders in future years.

SG&A expenses of $27.4 million were 24.6 percent of revenue in Q3, compared to $32.1 million or 25.8 percent of revenue in the third quarter of 2007.  The $4.7 million overall reduction in SG&A costs represents real progress, especially since the SG&A costs this quarter contained approximately $500,000 in support staff reduction costs.   Our SG&A numbers demonstrate our cost-cutting initiatives in

SG&A are having an effect.  We achieved substantial reductions in areas such as travel, outside consultants, performance payments to non-employee experts, and recruiting.  We also had a slight decline in our rent and depreciation line items that reflect the savings from our London and Palo Alto office consolidations, which was partially offset by the increased costs associated with the lease renewal for our Boston headquarters and our Chicago office move.  We are continuing to work on reducing the level of our SG&A costs.

Operating income in Q3 was $10.2 million, or 9.1 percent of revenue.  This compares with $15.0 million, or 12.1 percent of revenue in Q3 of ‘07.

Interest income was $786,000 for Q3 2008, compared with $1.5 million for Q3 a year ago, as a result of a decrease in our cash balance due to share repurchases, as well as a lower interest rate environment.  During the third quarter, we did not repurchase any shares under our share repurchase program.  CRA has approximately 216,000 shares of remaining capacity under its existing share repurchase program.

We incurred a foreign currency exchange gain for this quarter of $664,000 as compared to a $226,000 loss in Q3 of 2007.  The gain this quarter was largely attributable to the “substantial liquidation” of the Company’s New Zealand based-operations.   In general, we manage our foreign currency exposure through frequent settling of intercompany account balances and by self-hedging movements in exchange rates between the value of the dollar and foreign currencies.

Our tax provision for the quarter was $6.5 million on pre-tax income of $10.6 million resulting in an effective tax rate of 60.9 percent.  This compares with a tax provision in Q3 ‘07 of $6.5 million on pre-tax income of $15.3 million which resulted in an effective tax rate of 42.6 percent in Q3 of 2007.  The higher Q3 2008 tax rate was due to continued trapped losses overseas that were either benefited at a tax rate lower than the statutory US rate or provided no tax benefit at all and a reduced level of taxable income in North America.

Third-quarter fiscal 2008 net income was $4.2 million, or $0.39 per diluted share, compared with net income of $8.6 million, or $0.72 per diluted share, for the same period of 2007.

We calculated Q3 ‘08 net income per share using 10.8 million weighted average diluted shares outstanding compared with 12.0 million diluted shares outstanding in Q3 of ‘07.  The reduction in diluted shares outstanding is the direct result of our share repurchase plan and our reduced share price, which decreased the number of common stock equivalents.

Turning to the balance sheet, billed and unbilled receivables in Q3 were $101.5 million, compared with $111.1 million at the end of Q2.  Current liabilities were $91.7 million at the end of Q3, compared with $84.1 million at Q2.

Total DSOs, day sales outstanding, was 100 days.  This consists of 36 days of unbilled and 64 days of billed, versus 96 days in Q2, which consisted of 37 days of unbilled and 59 days of billed.

Cash and equivalents stood at $113.5 million at the end of Q3, up from $93.9 million at the end of Q2.   Net cash provided by operating activities contributed $26.9 million towards the increase in cash in Q3 as compared to $19.5 million for Q3 2007.  With the recent turmoil in the financial markets, CRA moved its cash and equivalents, previously in a very conservative, liquid portfolio, into even “safer” forms of investments, such as Treasury bills.   Our overall yield on our cash investments may suffer in the short-term, but we feel that this is a prudent action until the markets settle down.

Our capital expenditures totaled approximately $4.2 million for the quarter, compared with $5.5 million in Q3 of fiscal ‘07.  Depreciation and amortization expense was approximately $2.6 million for Q3, compared with approximately $3.2 million for Q3 last year.

Now back to Jim.

JIM BURROWS:

Thank you, Wayne.  As we stated in our press release, in terms of our outlook…

While we were disappointed with our Q3 results, the underlying long-term demand for CRA’s brand of expert services remains intact.  There continue to be sizeable long-term opportunities for CRA and we are encouraged by the pipeline of activity across a number of our practice areas.  Our Middle East business continues to rebound, as evidenced by our announcement of two new recently signed contracts with the Federal Electricity and Water Authority in the United Arab Emirates.  The contract values are expected to total more than $9 million and we anticipate the work will be performed over the next 18 months.  Overall, our project lead and proposal stream is very active.  We also believe that the recent turmoil in the financial service sector could potentially lead to increased securities litigation work and opportunities in the areas of valuation, damage and risk management assessments, all of which play to CRA’s strengths in the long-term.

On the other hand, we are very focused on increasing margins and revenues in the short run, and we will continue to work hard on driving revenue growth in the profitable core businesses of the company and on aggressively reducing costs.

With that, I will ask the operator to open the call for questions.  Operator?

Question-and-answer portion of conference call

OPERATOR INTRODUCES JIM BURROWS FOR CLOSING COMMENTS:

JIM BURROWS:

Thank you, everyone.  We look forward to speaking with you on our fourth-quarter and year-end fiscal 2008 conference call.  This concludes today’s call.